EXHIBIT 23.3


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Citigroup Inc.:

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of Citigroup Inc. of our report dated January 20, 1998 relating to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996, which report is included in the Current Report on Form 8-K of Travelers Group Inc. dated April 8, 1998 incorporated herein by reference.


/s/ KPMG Peat Marwick LLP

New York, New York
October 8, 1998